AMENDED AND RESTATED BYLAWS

OF

NETSOL TECHNOLOGIES, INC.

A Nevada corporation

Dated February 9, 2018

Section 4. Notice of Meetings- Reports	9

Section 5. Quorum	11

Section 6. Adjourned Meeting and Notice Thereof	12

Section 7. Waiver or Consent by Absent Stockholder	12

ARTICLE V
AMENDMENTS TO BYLAWS

Section 1. Amendment by Stockholders	12

Section 2. Amendment by Directors	13

Section 3. Record of Amendments	13

ARTICLE VI
SHARES OF STOCK

Section 1. Certificate of Stock	13

Section 2. Lost or Destroyed Certificates	14

Section 3. Transfer of Shares	14

Section 4. Record Date	14

ARTICLE VII
DIVIDENDS

Section 1	15

ARTICLE VIII
FISCAL YEAR

Section 1.	15

AMENDED AND RESTATED BYLAWS

OF

NETSOL TECHNOLOGIES, INC.

A Nevada corporation

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office for the transaction of business of the Corporation is hereby fixed and located in the City of Calabasas, California. The location may be changed by approval of a majority of the authorized directors, and additional offices may be established and maintained at such other place or places, either within or outside of Nevada, as the Board of Directors may from time to time designate.

Section 2. OTHER OFFICES. Branch or subordinate offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.

ARTICLE II

DIRECTORS - MANAGEMENT

Section 1. POWERS, STANDARD OF CARE.

1.1 POWERS: Subject to the provisions of the Nevada Revised Statutes (hereinafter the “Code”), and subject to any limitations in the Articles of Incorporation of the Corporation relating to action required to be approved by the Stockholders, as that term is defined in the Code, or by the outstanding shares, as that term is defined Code, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. The Board of Directors may delegate the management of the day-to-day operation of the business of the Corporation to a management company or other persons, provided that the business and affairs of the Corporation shall be managed, and all corporate powers shall be exercised, under the ultimate direction of the Board.

1.2 STANDARD OF CARE; LIABILITY:

1.2.1 Each Director shall exercise such powers and otherwise perform such duties, in good faith, in the matters such Director believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, using ordinary prudence, as a person in a like position would use under similar circumstances.

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1.2.2 In performing the duties of a Director, a Director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in which case prepared or presented by:

1.3.1 One or more officers or employees of the Corporation whom the Director believes to be reliable and competent in the matters presented,

1.3.2 Counsel, independent accountants or other persons as to which the Director believes to be within such person’s professional or expert competence, or

1.3.3 A Committee of the Board upon which the Director does not serve, as to matters within its designated authority, which committee the Director believes to merit confidence, so long as in any such case the Director acts in good faith, after reasonable inquiry when the need therefor is indicated by the circumstances and without knowledge that would cause such reliance to be unwarranted.

Section 2. NUMBER AND QUALIFICATION OF DIRECTORS.

2.1 The authorized number of directors of the Company shall not be less than three (3) and no more than nine (9) until changed by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Section 2 of these Bylaws, or without an amendment to these Bylaws, the number of directors may be fixed or changed by resolution adopted by the vote of the majority of directors in office or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for such purpose; but no reduction of the number of directors shall have the effect of removing any director prior to the expiration of his/her term.

Section 3. ELECTION AND TERM OF OFFICE OF DIRECTORS.

3.1 Directors shall be elected at each annual meeting of the Stockholders to hold office until the next annual meeting. If any such annual meeting of Stockholders is not held or the Directors are not elected thereat, the Directors may be elected at any special meeting of Stockholders held for that purpose. Each Director, including a Director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

3.2 Except as may otherwise be provided herein, or in the Articles of Incorporation by way of cumulative voting rights, the members of the Board of Directors of this Corporation, who need not be stockholders, shall be elected by a majority of the votes cast at a meeting of stockholders, by the holders of shares of stock present in person or by proxy, entitled to vote in the election.

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Section 4. VACANCIES.

4.1 Vacancies on the Board of Directors may be filled by the vote of majority of the Board Members at a duly held meeting at which quorum is present, or by the written consent of the Board Members. Each Director so elected shall hold office until the next annual meeting of the Shareholders and until a successor has been elected and qualified.

4.2 A vacancy or vacancies on the Board of Directors shall be deemed to exist in the event of the death, resignation or removal of any Director, or if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a felony.

4.3 Any Director may resign, effective on giving written notice to the Chairman of the Board, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for that resignation to become effective.

4.4 No reduction of the authorized number of Directors shall have the effect of removing any Director before that Director’s term of office expires.

Section 5. REMOVAL OF DIRECTORS.

5.1 The entire Board of Directors, or any individual Director, may be removed from office as provided by Section 78.335 of the Code at any special meeting of stockholders called for such purpose by vote of the holders of two- thirds of the voting power entitling them to elect directors in place of those to be removed, subject to the provisions of Section 5.2.

5.2 No Director may be removed (unless the entire Board is removed) when the votes cast against removal or not consenting in writing to such removal would be sufficient to elect such Director if voted cumulatively at an election at which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote, were voted) and the entire number of Directors authorized at the time of the Directors most recent election were then being elected; and when by the provisions of the Articles of Incorporation the holders of the shares of any class or series voting as a class or series are entitled to elect one or more Directors, any Director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Section 6. PLACE OF MEETINGS. Regular meetings of the Board of Directors shall be held at any place within or outside the state that has been designated from time to time by resolution of the Board. In the absence of such resolution, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Board shall be held at any place within or outside the state that has been designated in the notice of the meeting, or, if not stated in the notice or there is no notice, at the principal executive office of the Corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment pursuant to Section 78.320 of the Code, so long as all Directors participating in such meeting can hear one another, and all such Directors shall be deemed to have been present in person at such meeting.

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Section 7. ANNUAL MEETINGS. Immediately following each annual meeting of Stockholders, the Board of Directors shall hold a regular meeting for the purpose of organization, the election of officers and the transaction of other business. Notice of this meeting shall not be required. Minutes of any meeting of the Board, or any committee thereof, shall be maintained as required by the Code by the Secretary or other officer designated for that purpose.

Section 8. OTHER REGULAR MEETINGS.

8.1 Other regular meetings of the Board of Directors shall be held without call at such time as shall from time to time be fixed by the Board of Directors. Such regular meetings may be held without notice, provided the time and place of such meetings has been fixed by the Board of Directors, and further provided the notice of any change in the time of such meeting shall be given to all the Directors. Notice of a change in the determination of the time shall be given to each Director in the same manner as notice for such special meetings of the Board of Directors.

8.2 If said day falls upon a holiday, such meetings shall be held on the next succeeding day thereafter.

Section 9. SPECIAL MEETINGS/NOTICES.

9.1 Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board or the President or any Vice President or the Secretary or any two Directors.

9.2 Notice of the time and place for special meetings shall be delivered personally or by telephone to each Director or sent by first class mail or telegram, charges prepaid, addressed to each Director at his or her address as it is shown in the records of the Corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of holding the meeting. In case such notice is delivered personally, or by telephone or telegram, it shall be delivered personally or be telephone or to the telegram company at least 48 hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate same to the Director. The notice need not specify the purpose of the meeting, nor the place, if the meeting is to be held at the principal executive office of the Corporation.

Section 10. WAIVER OF NOTICE.

10.1 The transactions of any meeting of the Board of Directors, however called, noticed, or wherever held, shall be as valid as though had at a meeting duly held after the regular call and notice if a quorum is present and if, either before or after the meeting, each of the Directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. Waivers of notice or consent need not specify the purposes of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made part of the minutes of the meeting.

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10.2 Notice of a meeting shall also be deemed given to any Director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.

Section 11. QUORUMS. A majority of the authorized number of Directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 12 of this Article II. Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum was present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or the Articles of Incorporation. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 12. ADJOURNMENT. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 13. NOTICE OF ADJOURNMENT. Notice of the time and place of the holding of an adjourned meeting need not be given, unless the meeting is adjourned for more than 24 hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

Section 14. SOLE DIRECTOR PROVIDED BY ARTICLES OR BYLAWS. In the event only one Director is required by the Bylaws or the Articles of Incorporation, then any reference herein to notices, waivers, consents, meetings or other actions by a majority or quorum of the Board of Directors shall be deemed or referred as such notice, waiver, etc., by the sole Director, who shall have all rights and duties and shall be entitled to exercise all of the powers and shall assume all the responsibilities otherwise herein described, as given to the Board of Directors.

Section 15. DIRECTORS ACTION BY UNANIMOUS WRITTEN CONSENT. Pursuant to Section 78.315 of the Code, any action required or permitted to be taken by the Board of Directors may be taken without a meeting and with the same force and effect as if taken by a unanimous vote of Directors, if authorized by a writing signed individually or collectively by all members of the Board of Directors. Such consent shall be filed with the regular minutes of the Board of Directors.

Section 16. COMPENSATION OF DIRECTORS. Directors, and members as such, shall not receive any stated salary for their services, but by resolution of the Board of Directors, a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board of Directors; provided, however, that nothing contained herein shall be construed to preclude any Director from serving the Corporation in any other capacity as an officer, employee or otherwise receiving compensation for such services.

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Section 17. COMMITTEES. Committees of the Board of Directors may be appointed by resolution passed by a majority of the whole Board. Committees shall be composed of two or more members of the Board of Directors. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Committees shall have such powers as those held by the Board of Directors as may be expressly delegated to it by resolution of the Board of Directors, except those powers expressly made non-delegable by the Code.

Section 18. MEETINGS AND ACTION OF COMMITTEES. Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article II, Sections 6, 8, 9, 10, 11, 12, 13 and 15, with such changes in the context of those Sections as are necessary to substitute the committee and its members for the Board of Directors and its members, except that the time of the regular meetings of the committees may be determined by resolution of the Board of Directors as well as the committee, and special meetings of committees may also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Section 19. ADVISORY DIRECTORS. The Board of Directors from time to time may elect one or more persons to be Advisory Directors, who shall not by such appointment be members of the Board of Directors. Advisory Directors shall be available from time to time to perform special assignments specified by the President, to attend meetings of the Board of Directors upon invitation and to furnish consultation to the Board of Directors. The period during which the title shall be held may be prescribed by the Board of Directors. If no period is prescribed, the title shall be held at the pleasure of the Board of Directors.

ARTICLE III

OFFICERS

Section 1. OFFICERS. The principal officers of the Corporation shall be a President, a Secretary, and a Treasurer. The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article III. Any number of offices may be held by the same person.

Section 2. ELECTION OF OFFICERS. The principal officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 3 or Section 5 of this Article, shall be chosen by the Board of Directors, and each shall serve at the pleasure of the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

Section 3. SUBORDINATE OFFICERS, ETC. The Board of Directors may appoint such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the Bylaws or as the Board of Directors may from time to time determine.

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Section 4. REMOVAL AND RESIGNATION OF OFFICERS.

4.1 Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by a majority of the Directors at that time in office, at any regular or special meeting of the Board of Directors, or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

4.2 Any officer may resign at any time by giving written notice to the Board of Directors. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the Bylaws for regular appointments to that office.

Section 6. CHAIRMAN OF THE BOARD.

6.1 The Chairman of the Board, if such an officer be elected, shall, if present, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may, from time to time, be assigned by the Board of Directors or prescribed by the Bylaws. If there is no President, the Chairman of the Board shall, in addition, be the Chief Executive Officer of the Corporation and shall have the powers and duties prescribed in Section 7 of this Article III.

Section 7. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there is such an officer, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall preside at all meetings of the Stockholders and, in the absence of the Chairman of the Board, or if there be none, at all meetings of the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of President of a corporation, shall be ex officio a member of all the standing committees, including the Executive Committee, if any, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws.

Section 8. VICE PRESIDENT. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors or the Bylaws, the President, or the Chairman of the Board.

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Section 9. SECRETARY.

9.1 The Secretary shall keep, or cause to be kept, a book of minutes of all meetings of the Board of Directors and Stockholders at the principal office of the Corporation or such other place as the Board of Directors may order. The minutes shall include the time and place of holding the meeting, whether regular or special, and if a special meeting, how authorized, the notice thereof given, and the names of those present at Directors’ and committee meetings, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof.

9.2 The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent, a share register, or duplicate share register, showing the names of the Stockholders and their addresses; the number and classes or shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

9.3 The Secretary shall give, or cause to be given, notice of all the meetings of the Stockholders and of the Board of Directors required by the Bylaws or by law to be given. The Secretary shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

Section 10. TREASURER.

10.1 The Treasurer shall keep and maintain, or cause to be kept and maintained, in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or surplus) and shares issued. The books of account shall, at all reasonable times, be open to inspection by any Director.

10.2 The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and Directors, whenever they request it, an account of all of the transactions of the Treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

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ARTICLE IV

STOCKHOLDERS’ MEETINGS

Section 1. PLACE OF MEETINGS. Meetings of the Stockholders shall be held at any place within or outside the state of Nevada designated by the Board of Directors. In the absence of any such designation, Stockholders’ meetings shall be held at the principal executive office of the Corporation.

Section 2. ANNUAL MEETING.

2.1 The annual meeting of the shareholders shall be held, each year within ninety (90) days of the Company’s fiscal year end; or, one year from the prior year’s actual meeting date, whichever is later.

2.2 If this date is a legal holiday, then the meeting shall be held on the next succeeding business day, at the same time. At the annual meeting, the Shareholders shall elect a Board of Directors, consider reports of the affairs of the Company and transact such other business as may be properly brought before the meeting.

Section 3. SPECIAL MEETINGS. Unless otherwise required by law or by the Articles of Incorporation of the Corporation (as amended from time to time and including any certificates of designation with respect to any preferred stock of the Corporation, the “Articles of Incorporation”), special meetings of Stockholders, for any purpose or purposes, may be called by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or by the Chairman, if there be one. Any power of Stockholders of the Corporation to call a special meeting is specifically denied. Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten (10) or more than sixty (60) days before the date of the meeting to each Stockholder entitled to vote at such meeting. Only such business shall be conducted at a special meeting as shall be specified in the notice of meeting (or any supplement thereto). Unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken by the Stockholders of the Corporation may be effected only at a duly called annual or special meeting of such Stockholders and may not be effected by written consent by such Stockholders in lieu of such a meeting.

Article IV, Section 4 of the Bylaws is hereby amended in part, to read as follows:

Section 4. NOTICE OF MEETINGS - REPORTS.

4.1 Notice of any Stockholders meetings, annual or special, shall be given in writing not less than 10 days nor more than 60 days before the date of the meeting to Stockholders entitled to vote thereat by the Secretary or the Assistant Secretary, or if there be no such officer, or in the case of said Secretary or Assistant Secretary’s neglect or refusal, by any Director or Stockholder.

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4.2 Such notices or any reports shall be given personally or by mail or other means of written communication as provided in the Code and shall be sent to the Stockholder’s address appearing on the books of the Corporation, or supplied by the Stockholder to the Corporation for the purpose of notice, and in the absence thereof, as provided in the Code by posting notice at a place where the principal executive office of the Corporation is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located.

4.3 Notice of any meeting of Stockholders shall specify the place, the day and the hour of meeting, and (i) in case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted, or (ii) in the case of an annual meeting, those matters which the Board of Directors, at the date of mailing of notice, intends to present for action by the Stockholders. At any meetings where Directors are elected, notice shall include the names of the nominees, if any, intended at the date of notice to be presented for election.

4.4 Notice shall be deemed given at the time it is delivered personally or deposited in the mail or sent by other means of written communication. The officer giving such notice or report shall prepare and file in the minute book of the Corporation an affidavit or declaration thereof.

4.5 If action is proposed to be taken at any meeting for approval of (i) contracts or transactions in which a Director has a direct or indirect financial interest, pursuant to the Code, (ii) an amendment to the Articles of Incorporation, pursuant to the Code, (iii) a reorganization of the Corporation, pursuant to the Code, (iv) dissolution of the Corporation, pursuant to the Code, or (v) a distribution to preferred Stockholders, pursuant to the Code, the notice shall also state the general nature of such proposal.

4.6 Business at Annual Meetings.

4.6.1 No business may be transacted at an annual meeting of Stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any Stockholder of the Corporation (i) who is a Stockholder of record on the date of the giving of the notice provided for in this Section 4 and on the record date for the determination of Stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 4.

4.6.2 In addition to any other applicable requirements for business to be properly brought before an annual meeting by a Stockholder of the Corporation, such Stockholder must have given timely notice thereof in proper written form to the Secretary.

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4.6.3 To be timely, a Stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of Stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, which ever first occurs.

4.6.4 To be in proper written form, a Stockholder’s notice to the Secretary must set forth as to each matter such Stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such Stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such Stockholder, (iv) a description of all arrangements or understandings between such Stockholder and any other person or persons (including their names) in connection with the proposal of such business by such Stockholder and any material interest of such Stockholder in such business and (v) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

4.6.5 No business shall be conducted at the annual meeting of Stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 4, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 4 shall be deemed to preclude discussion by any Stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

4.6.6 The Stockholders’ right to cumulative voting is expressly denied.

Section 5. QUORUM.

5.1 The holders of a majority of the shares entitled to vote at a Stockholders’ meeting, present in person, or represented by proxy, shall constitute a quorum at all meetings of the Stockholders for the transaction of business except as otherwise provided by the Code or by these Bylaws.

5.2 The Stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by a majority of the shares required to constitute a quorum.

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Section 6. ADJOURNED MEETING AND NOTICE THEREOF.

6.1 Any Stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy, but in the absence of a quorum, no other business may be transacted at such meeting.

6.2 When any meeting of Stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 45 days from the date set for the original meeting, in which case the Board of Directors shall set a new record date. Notice of any adjourned meeting shall be given to each Stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 4 of this Article. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

Section 7. WAIVER OR CONSENT BY ABSENT STOCKHOLDERS.

7.1 The transactions of any meeting of Stockholders, either annual or special, however called and noticed, shall be valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the Stockholders entitled to vote, not present in person or by proxy, sign a written waiver of notice, or a consent to the holding of such meeting or an approval of the minutes thereof.

7.2 The waiver of notice or consent need not specify either the business to be transacted or the purpose of any regular or special meeting of Stockholders shall state the general nature of such proposal. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

7.3 Attendance of a person at a meeting shall also constitute a waiver of notice of such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice is such objection.

ARTICLE V

AMENDMENTS TO BYLAWS

Section 1. AMENDMENT BY STOCKHOLDERS. All Bylaws of the Corporation shall be subject to alteration or repeal, and new Bylaws may be made by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock entitled to vote in the election of directors at any annual or special meeting of stockholders, provided that the notice or waiver of notice of such meeting shall have summarized or set forth in full therein, the proposed amendment.

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Section 2. AMENDMENT BY DIRECTORS. The Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, Bylaws of the Corporation, provided, however, that the stockholders entitled to vote with respect thereto as in this Article V above-provided may alter, amend or repeal Bylaws made by the Board of Directors, except that the Board of Directors shall have no power to change the quorum for meetings of stockholders or of the Board of Directors or to change any provisions of the Bylaws with respect to the removal of directors of the filling of vacancies in the Board resulting from the removal by the stockholders. In any bylaw regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of stockholders for the election of directors, the Bylaws so adopted, amended or repealed, together with a concise statement of the changes made.

Section 3. RECORD OF AMENDMENTS. Whenever an amendment or new Bylaw is adopted, it shall be copies in the corporate book of Bylaws with the original Bylaws, in the appropriate place. If any Bylaw is repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or written assent was filed shall be stated in the corporate book of Bylaws.

ARTICLE VI

SHARES OF STOCK

Section 1. CERTIFICATE OF STOCK.

1.1 The certificates representing shares of the Corporation’s stock shall be in such form as shall be adopted by the Board of Directors, and shall be numbered and registered in the order issued. The certificates shall bear the following: the Corporate Seal, the holder’s name, the number of shares of stock and the signatures of: (1) the Chairman of the Board, the President or a Vice President and (2) the Secretary, Treasurer, any Assistant Secretary or Assistant Treasurer.

1.2 No certificate representing shares of stock shall be issued until the full amount of consideration therefore has been paid, except as otherwise permitted by law.

1.3 To the extent permitted by law, the Board of Directors may authorize the issuance of certificates for fractions of a share of stock which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share of stock as of the time when those entitled to receive such fractions are determined; or its may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered or bearer form over the signature of an officer or agent of the corporation, exchangeable as therein provided for full shares of stock, but such scrip shall not entitle the holder to any rights of a stockholder, except as therein provided.

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Section 2. LOST OR DESTROYED CERTIFICATES. The holder of any certificate representing shares of stock of the Corporation shall immediately notify the Corporation of any loss or destruction of the certificate representing the same. The Corporation may issue a new certificate in the place of any certificate theretofore issued by it, alleged to have been lost or destroyed. On production of such evidence of loss or destruction as the Board of Directors in its discretion may require, the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or his legal representatives, to give the Corporation a bond in such sum as the Board may direct, and with such surety or sureties as may be satisfactory to the Board, to indemnify the Corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificate. A new certificate may be issued without requiring any such evidence or bond when, in the judgment of the Board of directors, it is proper to do so.

Section 3. TRANSFER OF SHARES.

3.1 Transfer of shares of stock of the Corporation shall be made on the stock ledger of the Corporation only by the holder of record thereof, in person or by his duly authorized attorney, upon surrender for cancellation of the certificate or certificates representing such shares of stock with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, with such proof of the authenticity of the signature and of authority to transfer and of payment of taxes as the Corporation or its agents may require.

3.2 The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and , accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4. RECORD DATE. In lieu of closing the stock ledger of the Corporation, the Board of Directors may fix, in advance, a date not exceeding sixty (60) days, nor less than ten (10) days, as the record date for the determination of stockholders entitled to receive notice of, or to vote at, any meeting of stockholders, or to consent to any proposal without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividends or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day next preceding the day on which the notice is given, or, if no notice is given, the day preceding the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of stockholders of record entitled to notice of, or to vote at, any meeting of stockholders has been made, as provided for herein, such determination shall apply to any adjournment thereof, unless the directors fix a new record date for the adjourned meeting.

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ARTICLE VII

DIVIDENDS

Section 1. SUBJECT TO APPLICABLE LAW, DIVIDENDS MAY BE DECLARED AND PAID OUT OF ANY FUNDS AVAILABLE THEREFOR, AS OFTEN, IN SUCH AMOUNT, AND AT SUCH TIME OR TIMES AS THE BOARD OF DIRECTORS MAY DETERMINE.

ARTICLE VIII

FISCAL YEAR

Section 1. THE FISCAL YEAR OF THE CORPORATION SHALL BE JUNE 30, AND MAY BE CHANGED BY THE BOARD OF DIRECTORS FROM TIME TO TIME SUBJECT TO APPLICABLE LAW.

ARTICLE IX

CORPORATE SEAL

Section 1. THE CORPORATE SEAL SHALL BE CIRCULAR IN FORM, AND SHALL HAVE INSCRIBED THEREON THE NAME OF THE CORPORATION, THE DATE OF ITS INCORPORATION, AND THE WORD “NEVADA” TO INDICATE THE CORPORATION WAS INCORPORATED PURSUANT TO THE LAWS OF THE STATE OF NEVADA.

ARTICLE X

INDEMNIFICATION

Section 1. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 10.3 of this Article, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Section 2. POWER TO INDEMNIFY IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 10.3 of this Article, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such applicable court shall deem proper.

Section 3. AUTHORIZATION OF INDEMNIFICATION. Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 10.1 or Section 10.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the affirmative vote of Stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock entitled to vote in the election of directors at any annual or special meeting of Stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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Section 4. GOOD FAITH DEFINED. For purposes of any determination under Section 10.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 10.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 10.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 10.1 or 10.2, as the case may be.

Section 5. INDEMNIFICATION BY A COURT. Notwithstanding any contrary determination in the specific case under Section 10.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the courts of the State of Nevada for indemnification to the extent otherwise permissible under Sections 10.1 and 10.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 10.1 or 10.2, as the case may be. Neither a contrary determination in the specific case under Section 10.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 10.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. EXPENSES PAYABLE IN ADVANCE. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X.

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Section 7. NONEXCLUSIVE INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by or granted pursuant to this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Articles of Incorporation, the Bylaws, agreement, vote of Stockholders or disinterested directors, applicable law or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 10.1 and 10.2 shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Sections 10.1 or 10.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the Code or otherwise.

Section 8. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

Section 9. CERTAIN DEFINITIONS. For purposes of this Article X only, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

Section 10. SURVIVAL OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

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Section 11. LIMITATION ON INDEMNIFICATION. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 10.5), the Corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

Section 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation.

ARTICLE XI

MISCELLANEOUS

Section 1. STOCKHOLDERS’ AGREEMENTS. Notwithstanding anything contained in this Article XI to the contrary, in the event the Corporation elects to become a close corporation, an agreement between two or more Stockholders thereof, if in writing and signed by the parties thereto, may provide that in exercising any voting rights, the shares held by them shall be voted as provided therein, and may otherwise modify the provisions contained in Article IV, herein as to Stockholders’ meetings and actions.

Section 2. SUBSIDIARY CORPORATIONS. Shares of the Corporation owned by a subsidiary shall not be entitled to vote on any matter. For the purpose of this Section, a subsidiary of the Corporation is defined as another corporation of which shares thereof possessing more than 25% of the voting power are owned directly or indirectly through one or more other corporations of which the Corporation owns, directly or indirectly, more than 50% of the voting power.

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